Exhibit 10.45
VITAMIN SHOPPE, INC.
RESTRICTED CASH AWARD AGREEMENT
pursuant to the
VITAMIN SHOPPE 2018 LONG-TERM INCENTIVE PLAN
* * * * *
Participant:
Grant Date:
Value of Award: $
* * * * *
THIS RESTRICTED CASH AWARD AGREEMENT (this “Agreement”), dated as of the Grant Date specified above, is entered into by and between Vitamin Shoppe, Inc., a company organized in the State of Delaware (the “Company”), and the Participant specified above; and
WHEREAS, it has been determined by the Committee that it would be in the best interests of the Company to grant this restricted cash award (“Award”) provided herein to the Participant.
NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the parties hereto hereby mutually covenant and agree as follows:
1Incorporation By Reference; Plan Document Receipt. This Agreement is subject in all respects to the terms and provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time unless such amendments are expressly intended not to apply to the award provided hereunder), all of which terms and provisions are made a part of and incorporated in this Agreement as if they were expressly set forth herein. Any capitalized term not defined in this Agreement shall have the same meaning as is ascribed thereto in the Plan. The Participant hereby acknowledges receipt of a true copy of the Plan and the Participant has read the Plan carefully and fully understands its content. In the event of a conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.
2    Grant of Award. The Company hereby grants to the Participant, as of the Grant Date specified above, the amount of the Award specified above.
3    Time Vesting. Provided the Participant is then employed by the Company and/or one of its subsidiaries, the Award subject to this grant shall become unrestricted and vested as described below. For purposes of this Agreement, “Employed by, or employed with,” means

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continued service to the Company and/or one of its subsidiaries, as an employee, independent contractor or member of the board of directors of the Company (the “Board”).
3.1    The Award subject to this Agreement shall become unrestricted and vested: (i) as to the first 1/2 of the Award, on the second anniversary of the Grant Date specified above; and (ii) as to the second 1/2 of the Award, on the third anniversary of the Grant Date specified above.
3.2    Except as otherwise provided in this Section 3, if the Participant is no longer Employed by the Company and/or its subsidiaries for any reason prior to the vesting of all or any portion of the Award awarded under this Agreement, such unvested portion of the Award shall immediately be cancelled and the Participant (and the Participant’s estate, designated beneficiary or other legal representative) shall forfeit any rights or interests in and with respect to any Award. The Committee, in its sole discretion, may determine, prior to or within ninety (90) days after the date of any such termination, that all or a portion of any the Participant’s unvested Award shall not be so cancelled and forfeited.
3.3    If the Participant is no longer Employed by the Company and/or its subsidiaries due to the Participant’s death or Disability (as defined in Section 3.4 below), the Award shall become unrestricted and vested as of the date of any such termination.
3.4    For purposes of this Agreement, “Disability” shall mean the Participant’s inability, with reasonable accommodation, to perform effectively the essential functions of the Participant’s duties hereunder because of physical or mental disability for a cumulative period of 180 days in any consecutive 210-day period or other long term disability under the terms of the Company’s long-term disability plan, as then in effect.
3.5    Notwithstanding any provision contained in this Section 3 to the contrary, in the event of a Change in Control (as defined in the Company’s 2018 Long-Term Incentive Plan, as amended from time to time), if (i) the acquirer fails to assume the Award held by the Participant or (ii) the acquirer assumes the Award held by the Participant but within two years of a Change in Control following the Grant Date, the Participant is terminated by Company for any reason other than for Cause (as defined below) or terminates voluntarily after experiencing an Adverse Change in Status (as defined below), any Award then held by the Participant shall become unrestricted and vested upon such termination. For purposes of this Agreement “Adverse Change in Status” shall mean either of the following which occurs without written consent of the Participant and which is not remedied by the Company within thirty (30) days after the Participant gives written notice to the Board, which written notice must be provided within ninety (90) days of being advised of such change: (i) a material adverse change in the Participant’s total compensation, function, duties, title or responsibilities from those in effect at the time of the Change in Control; or (ii) if the Participant is required to permanently commute or relocate more than a fifty (50) mile radius from the Company’s office location at the time of the Change in Control but only if such new commute increases the Participant’s commute prior to the change.
3.6    If the Participant’s employer ceases to be an affiliate or subsidiary of the Company, that event shall be deemed to constitute a termination of employment under Section 3.2 above.

4    Settlement. As soon as is reasonably practicable following the vesting of any portion of the Award (but in any event, within 30 days), the Participant will receive the applicable portion of the Award in cash.
5    Special Rules Regarding Restrictive Covenants.
5.1    Company Rights. In the event that the Participant’s employment with the Company or one of its Subsidiaries or Related Companies is terminated for “Cause” (as defined below) or if Participant fails to comply with this Section 5, the Company may cancel any outstanding Award or recoup funds.

(a)
For purposes of this Agreement, “Cause” means any of the following: (i) theft or misappropriation of funds or other property of the Company; (ii) alcoholism or drug abuse, either of which materially impair the ability of the Participant to perform his/her duties and responsibilities hereunder or is injurious to the business of the Company; (iii) the conviction of a felony or pleading guilty or nolo contender to a felony involving moral turpitude; (iv) intentionally causing the Company to violate any local, state or federal law, rule or regulation that harms or may harm the Company in any material respect; (v) gross negligence or willful misconduct in the conduct or management of the Company which materially affects the Company, not remedied within thirty (30) days after receipt of written notice from the Company; (vi) willful refusal to comply with any significant policy, directive or decision of the Chief Executive Officer, any other executive(s) of the Company to whom the Participant reports, or the Board in furtherance of a lawful business purpose or willful refusal to perform the duties reasonably assigned to the Participant by the Chief Executive Officer, any other executive(s) of the Company to whom the Participant reports or the Board consistent with the Participant’s functions, duties and responsibilities, in each case, in any material respect, not remedied within thirty (30) days after receipt of written notice from the Company; (vii) breach (other than by reason of physical or mental illness, injury, or condition) of any other material obligation to the Company that is or could reasonably be expected to result in material harm to the Company not remedied within thirty (30) days after receipt of written notice of such breach from the Company; (viii) violation of the Company’s operating and or financial/accounting procedures which results in material loss to the Company, as determined by the Company; or (ix) violation of the Company’s confidentiality, non-compete or non-solicit requirements (including those set forth in this Agreement) or code of business conduct.

5.2    Nondisclosure of Confidential and Proprietary Information. The obligation of confidentiality by the Participant set forth in the Company’s agreement(s) with the Participant or policies of the Company binding on or covering the Participant shall remain in effect for perpetuity regardless of any cessation of payment pursuant to this Agreement, such that the Participant shall not disclose confidential information of or pertaining to the Company at any time.
5.3    Non-Competition. During the period of a Participant’s employment and for one (1) year thereafter (or two (2) years thereafter, in the event of a termination following a Change in Control), the Participant shall not, without the Company’s prior written consent, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected as a director, officer, employee, partner, consultant or otherwise with, any profit or non-profit business or organization in the United States that, directly or indirectly, manufactures, markets, distributes or sells (through wholesale, retail or direct marketing channels including, but not limited to, mail order and internet distribution) vitamins, minerals, nutritional supplements, herbal products, sports nutrition products, bodybuilding formulas or homeopathic remedies (the “Competitive Products”) if, except with respect to the companies listed below, the sale/distribution of the Competitive Products represent one-third (1/3) or more of such business or organization’s gross sales in the proceeding twelve (12) months from the Participant’s termination of employment date (the “Competitive Business”); provided, however, that the Participant can work for a business or organization (other than the companies listed below) that sells Competitive Products that is less than one-third (1/3) of such gross sales only if the Participant is not directly or indirectly involved in that part of the business or organization that deals with, or has knowledge of, the Competitive Products. Notwithstanding, and without limiting, the foregoing, the following companies constitute a Competitive Business: GNC, Rite Aid, Whole Foods, Vitacost, Walgreens, CVS, Nature’s Bounty, Bodybuilding.com, Swanson, Sprout’s Sunflower Markets and Vitamin Cottage. Notwithstanding the foregoing, the Participant may be a passive owner (which shall not prohibit the exercise of any rights as a shareholder) of not more than five percent (5%) of the outstanding stock of any class of any public corporation that engages in a Competitive Business.
5.4    Non-Solicitation. During the period of a Participant’s employment and for one (1) year thereafter (or two (2) years thereafter, in the event of a termination following a Change in Control), the Participant shall not directly or indirectly (i) cause any person or entity to, either for the Participant or for any other person, business, partnership, association, firm, company or corporation, hire from the Company or attempt to hire, divert or take away from the Company, any of the officers or employees of the Company who were employed by the Company during the twelve (12) months prior to the termination date of the Participant’s employment; or (ii) cause any other person or entity to, either for the Participant or for any other person, business, partnership, association, firm, company or corporation, attempt to divert or take away from the Company or its subsidiaries any of the business or vendors of the Company.
5.5    Remedies. The Participant and the Company acknowledge that the restrictions imposed by this Section 5 are reasonably necessary to protect the legitimate business interests of the Company, and that the Company would not be willing to offer the Award pursuant to this Agreement in the absence of such agreement. The Participant agrees that any breach of this Section 5 by the Participant would cause irreparable damage to the Company and that in the event of such breach, the Company shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation of any obligations hereunder, without the necessity of posting a bond, plus if the Company prevails with respect to any dispute between the Company and the Participant as to the interpretation, terms, validity or enforceability of this Section 5, the recovery of any and all costs and expenses incurred by the Company, including reasonable attorneys’ fees in connection with the enforcement of this Section 5. The Participant further acknowledges and agrees that any period of time during which he or she is in violation of the covenants set forth in this Section 5 shall be added to the applicable restricted period. Resort to such equitable relief shall not be construed to be a waiver of any other rights or remedies that the Company may have for damages or otherwise.
5.6    Forfeiture and Repayment. The Participant may be required to repay to the Company the proceeds received in connection with, or return to the Company, the Award: (i) if during the course of employment the Participant engages in conduct, or it is discovered that the Participant has engaged in conduct, that is (x) materially adverse to the interest of the Company, which include failures to comply with the Company’s written rules or regulations and material violations of any agreement with the Company, (y) fraud, or (z) conduct contributing to any financial restatements or irregularities occurring during or after employment; (ii) if during the course of employment, the Participant competes with, or engages in the solicitation and/or diversion of customers, vendors or employees of, the Company or it is discovered that the executive employee has engaged in such conduct; (iii) if following termination of employment, the Participant violates any post-termination obligations or duties owed to, or any agreement with, the Company, which includes this Agreement, any employment agreement and other agreements restricting post-employment conduct; (iv) if following termination of employment, the Company discovers facts that would have supported a termination for Cause had such facts been known to the Company before the termination of employment; and (v) if compensation that is promised or paid to the Participant is required to be forfeited and/or repaid to the Company pursuant to applicable regulatory requirements as in effect from time to time and/or such forfeiture or repayment affects amounts or benefits payable under this Agreement.
6    Non-transferability. The Award, and any rights and interests with respect thereto, issued under this Agreement shall not, prior to vesting, be sold, exchanged, transferred, assigned or otherwise disposed of in any way by the Participant (or any beneficiary(ies) of the Participant), other than by testamentary disposition by the Participant or the laws of descent and distribution. Any such Award, and any rights and interests with respect thereto, shall not, prior to vesting, be pledged, encumbered or otherwise hypothecated in any way by the Participant (or any beneficiary(ies) of the Participant) and shall not, prior to vesting, be subject to execution, attachment or similar legal process. Any attempt to sell, exchange, transfer, assign, pledge, encumber or otherwise dispose of or hypothecate in any way any of the Award, or the levy of any execution, attachment or similar legal process upon the Award, contrary to the terms and provisions of this Agreement shall be null and void and without legal force or effect.
7    Entire Agreement; Amendment. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter. The Committee shall have the right, in its sole discretion, to modify or amend this Agreement from time to time. This Agreement may also be modified or amended by a writing signed by both the Company and the Participant. The Company shall give written notice to the Participant of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof.
8    Acknowledgment of Employee. The award of the Award does not entitle Participant to any benefit other than that granted under this Agreement. Any benefits granted under this Agreement are not part of the Participant’s ordinary salary, and shall not be considered as part of such salary in the event of severance, redundancy or resignation. Participant understands and accepts that the benefits granted under this Agreement are entirely at the discretion of the Company and that the Company retains the right to amend or terminate this Agreement at any time, at its sole discretion and without notice.
9    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to the principles of conflict of laws thereof.
10    Withholding of Tax. The Company shall have the power and the right to deduct or withhold, or require the Participant to remit to the Company, an amount sufficient to satisfy any federal, state, local and foreign taxes of any kind (including, but not limited to, the Participant’s FICA and SDI obligations) which the Company, in its sole discretion, deems necessary to be withheld or remitted to comply with the Code and/or any other applicable law, rule or regulation with respect to the Award or the vesting of such Award.
11    No Right to Employment. Any questions as to whether and when there has been a termination of such employment and the cause of such termination shall be determined in the sole discretion of the Company. Nothing in this Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries or Affiliates or Related Companies to terminate the Participant’s employment or service at any time, for any reason and with or without cause.
12    Notices. Any notice which may be required or permitted under this Agreement shall be in writing and shall be delivered in person, or via facsimile transmission, overnight courier service or certified mail, return receipt requested, postage prepaid, properly addressed as follows:
12.1    If such notice is to the Company, to the attention of the Secretary of Company or at such other address as the Company, by notice to the Participant, shall designate in writing from time to time.
12.2    If such notice is to the Participant, at his or her address as shown on the Company’s records, or at such other address as the Participant, by notice to the Company, shall designate in writing from time to time.
13    Compliance with Laws. The issuance of the Award pursuant to this Agreement shall be subject to, and shall comply with, any applicable requirements of any federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act of 1933, the 1934 Act and the respective rules and regulations promulgated thereunder) and any other law or regulation applicable thereto. The Company shall not be obligated to issue any of the Award pursuant to this Agreement if such issuance would violate any such requirements.

14    Binding Agreement; Assignment. This Agreement shall inure to the benefit of, be binding upon, and be enforceable by, the Company and its successors and assigns. The Participant shall not assign any part of this Agreement without the prior express written consent of the Company.
15    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.
16    Headings. The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.
17    Further Assurances. Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated thereunder.
18    Waiver of Jury Trial. PARTICIPANT WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO.
19    Severability. The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.
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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Participant has hereunto set his/her hand, all as of the Grant Date specified above.
VITAMIN SHOPPE, INC.
By:
Name: David M. Kastin
Title: Senior Vice President, General Counsel & Corporate Secretary

Participant